3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
215.981.4000
Fax 215.981.475
September 9, 2008
WT Mutual Fund
1100 North Market Street
Wilmington, DE 19890

Re:	WT Mutual Fund
Wilmington Fundamentally Weighted Large
Company Fund
Wilmington Fundamentally Weighted Small
Company Fund
Wilmington Multi-Manager Large-Cap Fund
Wilmington Multi-Manager Small-Cap Fund
Ladies and Gentlemen:
     We have acted as counsel to WT Mutual Fund, a Delaware statutory trust (the “Trust”), in connection with the proposed reorganization of the Wilmington Fundamentally Weighted Large Company Fund (the “FWLC Fund”) and the Wilmington Fundamentally Weighted Small Company Fund (the “FWSC Fund”) (each a “Target Fund”) into the Wilmington Multi-Manager Large-Cap Fund (“Large-Cap Fund”) and the Wilmington Multi-Manager Small-Cap Fund (“Small-Cap Fund”) (each an “Acquiring Fund”), respectively. Each Target Fund and each Acquiring Fund are series of the Trust. As part of each reorganization, holders of Institutional Shares of each Target Fund will receive Institutional Shares of the corresponding Acquiring Fund and holders of A Shares of each Target Fund will receive A Shares of the corresponding Acquiring Fund. The aforementioned proposed transactions are referred to herein as the “Reorganizations.”
     This opinion relates to shares of beneficial interest of the Trust (the “Shares”) (par value $0.01 per Share) to be issued by each Acquiring Fund in the Reorganizations, and is furnished in connection with the filing of the Trust’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”).
     In rendering the opinion hereinafter set forth, we have considered such legal and factual matters as we have deemed necessary and have assumed that: (i) all documents submitted to us as originals are authentic, the signatures thereon are genuine and the persons signing the

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WT Mutual Fund

September 9, 2008
same were of legal capacity; (ii) all documents submitted to us as copies conform to the original documents and that such originals are authentic; (iii) all certificates of public officials upon which we have relied have been duly and properly given and that any public records reviewed by us are complete and accurate; and (iv) the Shares will be issued in accordance with the Trust’s Agreement and Declaration of Trust and By-Laws and resolutions of the Trust’s Board of Trustees and shareholders relating to the creation, authorization and issuance of the Shares. This opinion is based exclusively on the laws of the State of Delaware.
     Each Agreement and Plan of Reorganization described in the Registration Statement (the “Agreement”) was approved on May 20, 2008, by the Trust’s Board of Trustees and has been duly executed and delivered by duly authorized officers of the Trust.
     On the basis of and subject to the foregoing, we are of the opinion that:
     1. Upon the satisfaction of the conditions contained in the Agreement, the Shares that each Acquiring Fund issues pursuant to the Agreement will be legally issued, fully paid and non-assessable, and that the holders of the Shares will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also Trustees of the Trust);
     2. The Shares have been duly authorized for issuance by the Fund; and
     3. When issued and paid for upon the terms provided in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.
     This opinion is rendered solely for the use of the Trust and may not be referred to or used for any other purpose or relied on by any other persons without our prior written approval. This opinion is limited to the matters set forth in this letter and no other opinions should be inferred beyond the matters expressly stated.

WT Mutual Fund

September 9, 2008
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. However, this consent does not constitute a consent under section 7 of the Securities Act of 1933, and in so consenting we have not certified any part of the Registration Statement and we do not otherwise come within the categories of persons whose consent is required under section 7 or under the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Pepper Hamilton LLP

Pepper Hamilton LLP

cc:	Joseph V. Del Raso, Esq.
David A. Franklin, Esq.